Exhibit 99.1

ATI Announces First Quarter 2014 Results

First Quarter 2014 Results, Continuing Operations

  Sales were $987 million
  Segment operating profit was $43.5 million, or 4.4% of sales
  Net loss attributable to ATI was $18.1 million, or $(0.17) per share
  Cash on hand was $838 million
  Net debt to total capitalization of 27.9%
  Gross cost reductions were $30 million

PITTSBURGH--(BUSINESS WIRE)--April 22, 2014--Allegheny Technologies Incorporated (NYSE: ATI) reported first quarter 2014 sales of $987.3 million and a loss from continuing operations attributable to ATI of $18.1 million, or $(0.17) per share. For the first quarter 2013, net income from continuing operations attributable to ATI was $9.7 million, or $0.09 per share, on sales of $1,099.0 million.

“As we began 2014, we were cautiously optimistic that business conditions would gradually improve as we move through the year,” said Rich Harshman, Chairman, President and Chief Executive Officer. “Our first quarter results and our near-term outlook are consistent with that view. While the first quarter was challenging, business conditions improved as the quarter progressed. As we enter the second quarter, we are seeing meaningful signs of continued improvement. Our backlog at $1.8 billion is at its highest point in the last two years. Demand from the jet engine market is beginning to improve for both new builds and aftermarket spares. The oil & gas supply chain appears to be in better balance. The markets for flat-rolled stainless sheet and plate and grain-oriented electrical steel are improving and base price increases are being realized. In addition, demand from long-stalled project business is beginning to reappear.”

ATI’s sales to the key global markets of aerospace and defense, oil & gas/chemical process industry, electrical energy, and medical represented 67% of ATI first quarter 2014 sales, as follows:

Aerospace & defense	35%
Oil & gas/chemical process industry	16%
Electrical energy	11%
Medical	5%

International sales were $374 million and represented 38% of ATI 2014 sales.

High-value products sales were over 78% of ATI first quarter 2014 sales and increased almost 9% compared to the fourth quarter 2013. Sales of nickel-based alloys and specialty alloys increased 16% compared to the fourth quarter 2013 and represented 25% of first quarter 2014 ATI sales. Sales of our titanium mill products, including Uniti joint venture conversion, increased 3% compared to the fourth quarter 2013 and represented 15% of first quarter 2014 ATI sales, with shipments of these titanium mill products improving to 8.7 million pounds, a 9% increase compared to the fourth quarter 2013. Sales of precision forgings and castings increased 15% compared to the fourth quarter 2013 and represented 14% of first quarter 2014 sales. Sales of Precision Rolled Strip® products and engineered strip products were flat compared to the fourth quarter 2013 and represented 14% of first quarter 2014 ATI sales. Demand was flat for zirconium and related alloys and grain-oriented electrical steel from the nuclear energy and chemical process industry, and electrical power generation markets, respectively.

“Segment operating profit was nearly $44 million, or 4.4% of sales,” Mr. Harshman continued. “This represents an increase of $54 million compared to the fourth quarter 2013. While demand for many of our products improved throughout the first quarter, higher inventory costs resulting from higher unit conversion costs due to lower operating rates in the fourth quarter 2013, combined with the impact of higher raw material costs for products with longer manufacturing cycle times not aligned with lagging raw material indices/ surcharges, continued to impact operating profit, particularly in the Flat Rolled Products segment. Operating profit in the High Performance Materials & Components segment was $69.1 million, or 14.3% of sales. This was $52 million higher than the fourth quarter 2013, as demand began to improve from the jet engine and airframe markets, and from the oil & gas market. Flat Rolled Products segment operating results were a loss of $25.6 million, or (5.1)% of sales. This represented a modest improvement of $2 million compared to the fourth quarter 2013. While demand improved from the oil & gas, chemical process industry and automotive markets, operating margins remain at low levels due to the higher unit conversion costs and raw material inventory costs previously mentioned.

“High Performance Materials & Components segment first quarter 2014 results continued to be negatively impacted by low operating rates at our Rowley, UT titanium sponge facility and by our strategic decision to use ATI-produced titanium sponge rather than lower cost titanium scrap to manufacture certain titanium products. This is expected to continue throughout 2014. The Premium Qualification (PQ) program at Rowley remains on schedule. We have produced all of the sponge required as part of the qualification process and this sponge is now being melted into mill products for further processing. The Rowley facility is an important part of our long-term titanium products growth strategy. The facility is expected to provide ATI with a reliable, safe, and secure supply of high quality, competitive titanium sponge.

“Flat Rolled Products segment first quarter results include start-up costs of $2.3 million related to the Hot-Rolling and Processing Facility (HRPF). Cold commissioning of the HRPF was completed in the first quarter 2014. We have begun the hot commissioning of the HRPF, which is on schedule to be completed in October 2014. We expect start-up costs of approximately $5 million in the second quarter 2014 as part of the commissioning process. The HRPF is a critical part of our strategy to transform our flat rolled products business into a more competitive and profitable growth business. It is designed to significantly expand our product offering capabilities, shorten manufacturing cycle times, reduce inventory requirements, and improve the cost structure of our flat rolled products business. We expect to begin to realize these benefits in 2015.

“Cost reduction remains a strategic focus and we have targeted a minimum of $100 million in new gross cost reductions for 2014. Our operations achieved $30 million in gross cost reductions during the first quarter 2014. These cost reductions will benefit ATI operations over the rest of 2014. In addition, managed working capital was reduced to 35.6% of annualized sales at the end of March 2014 from 39.4% at year-end 2013 due to higher business activity in the first quarter 2014.

“Our balance sheet remains solid with cash on hand of $838 million and net debt to total capitalization of 27.9% at the end of the first quarter 2014. There were no borrowings outstanding under ATI’s $400 million unsecured domestic credit facility. Including ongoing investments associated with the HRPF project, we currently expect 2014 capital expenditures to be approximately $300 million, of which $40 million was spent in the first quarter.

“We acquired Dynamic Flowform Corp. in February 2014, which has been renamed ATI Flowform Products, adding precision flowforming process technologies to ATI’s capabilities to produce specialty materials and components. We expect ATI Flowform Products to improve our market position in the aerospace and defense, oil & gas and chemical process industry markets.”

“In April 2014, we decided to close our LaPorte, IN iron castings facility, which was held for sale as part of discontinued operations. After an extensive process, we concluded that we could not complete a sale transaction on commercially acceptable terms. We expect to record approximately $2 million in closure costs, primarily severance, in the second quarter 2014 as a result of this decision.”

Results of operations, including discontinued operations, were as follows:

	Three Months Ended
	March 31
	2014	2013
	In Millions
Sales from continuing operations	$987.3		$1,099.0

Income (loss) from continuing operations attributable to ATI	(18.1)		9.7
Income (loss) from discontinued operations attributable to ATI	(1.9)		0.3
Net income (loss) attributable to ATI	$(20.0)		$10.0

	Per Diluted Share

Continuing operations attributable to ATI per common share	$(0.17)		$0.09
Discontinued operations attributable to ATI per common share	$(0.02)	$	−
Net income (loss) attributable to ATI per common share	$(0.19)		$0.09

Strategy and Outlook

“For the first time in several years we are beginning to see early signs of what appears to be sustainable improvement and demand growth from most of our end markets. Lead times are beginning to extend for many of our products, modest base-selling price increases are being realized, and raw material surcharges are moving in a positive direction. While these are early signs, they support our view that business conditions will continue to improve as we move through 2014.

“As a result of these trends, we expect to achieve at or near break-even results from continuing operations in the second quarter 2014, excluding HRPF start-up costs.

“In addition, we maintain our focus on taking actions to improve ATI’s near-term financial performance while we continue to strengthen our position for long-term sustainable profitable growth. As we look at the short-term, we are continuing our cost reduction actions, aggressively identifying and acting on market opportunities that provide important short-term business volume opportunities, and implementing actions to reduce managed working capital. As we look at the next 3 to 5 years, we are focused on maximizing value creation from the investments in new products, strategic capital projects, and strategic acquisitions we have made over the past several years. The headwinds that have made business conditions challenging appear to be dissipating. Global market conditions are beginning to show signs of sustainable improvement. We are negotiating a number of new long-term agreements and extension of existing agreements with strategic customers that are expected to continue to enhance ATI’s competitive market position, not only in mill products but also for parts and components.

“We continue to believe that market conditions remain favorable for long-term secular growth from our key markets of aerospace & defense, oil & gas/chemical process industry, electrical energy, and medical. And we remain focused on keeping ATI well-positioned for profitable growth over the long-term by building on our unmatched diversification in specialty materials products; technology leadership; and unsurpassed manufacturing capabilities.”

First Quarter 2014 Financial Results

  Sales for the first quarter 2014 were $987 million, increasing 8% sequentially compared to the fourth quarter 2013, but were 10% lower than the first quarter 2013. Compared to the fourth quarter 2013, sales increased 11% in the High Performance Materials & Components segment from higher shipments of titanium and nickel-based alloys, which offset lower titanium selling prices. Flat Rolled Products segment sales increased 5% sequentially compared to the fourth quarter 2013 due to higher shipments of high-value products and slightly improved selling prices for standard products, but decreased 10% compared to the first quarter of last year due lower selling prices.
  First quarter 2014 segment operating profit was $43.5 million, or 4.4% of sales, compared to a segment operating loss of $10.9 million, or (1.2%) of sales, in the fourth quarter 2013, and segment operating profit of $77.5 million, or 7.1% of sales, in the first quarter 2013. First quarter 2014 results included $8.3 million in inventory valuation charges related to the market-based valuation of industrial titanium products in the Flat Rolled Products segment. Fourth quarter 2013 segment results included inventory valuation charges of $55.5 million, including $35.0 million in the High Performance Materials & Components segment and $20.5 million in the Flat Rolled Products segment.
  Income (loss) from continuing operations attributable to ATI for the first quarter 2014 was a loss of $18.1 million, or $(0.17) per share. For the first quarter 2013, income from continuing operations attributable to ATI was $9.7 million, or $0.09 per share.
  Net income (loss) attributable to ATI for the first quarter 2014 was a loss of $20.0 million, or $(0.19) per share, compared to net income of $10.0 million, or $0.09 per share in the first quarter 2013.
  Cash on hand was $837.7 million, a decrease of $189.1 million from year-end 2013. Cash flow used in operations for the first quarter 2014 was $56.9 million, and included $68.5 million of additional managed working capital due to higher business activity levels. Cash flow used in investing activities was $108.9 million for acquisitions and capital expenditures. Cash flow used in financing activities was $23.3 million.
  Gross cost reductions, before the effects of inflation, totaled $30.2 million company-wide in the first quarter 2014.

High Performance Materials & Components Segment

Market Conditions

  Demand in the first quarter 2014 improved for many of our products compared to the fourth quarter 2013. Sales to the jet engine and airframe aerospace markets were up 18% sequentially. Demand also improved from the oil & gas and construction & mining markets. Sales to the chemical process industry market remained weak on low project-based demand. Mill product shipments of our titanium and titanium alloys increased 20% on 10% lower average prices, and shipments of nickel-based and specialty alloys increased 13% on slightly higher average prices. Shipments of our zirconium and related alloys were down 17%, although average prices were 16% higher based on product mix. Sales of precision forgings and castings increased 15% compared to the fourth quarter 2013. International sales represented over 41% of total segment sales for the first quarter 2014.

First quarter 2014 compared to first quarter 2013

  Sales decreased 10% to $484.4 million compared to the first quarter 2013 primarily as a result of lower mill product shipments, lower base-selling prices for most products, and lower raw material surcharges. Sales of nickel-based and specialty alloys were 8% lower, and sales of titanium and titanium alloys were 17% lower than the first quarter 2013. Forged and cast product components sales were 8% lower, while sales for zirconium and related alloys were 4% higher.
  Segment operating profit decreased to $69.1 million, or 14.3% of total sales, compared to $75.0 million, or 13.9% of total sales, for the first quarter 2013 primarily as a result of lower shipments. Segment results continued to be negatively impacted by low operating rates at our Rowley, UT titanium sponge facility and by the strategic decision to use ATI-produced titanium sponge rather than lower cost titanium scrap to manufacture certain titanium products.
  Results benefited from $14.0 million of gross cost reductions in the first quarter 2014.

Flat Rolled Products Segment

Market Conditions

  Demand improved compared to the fourth quarter 2013 from the oil & gas/chemical process industry, automotive, and transportation markets. Compared to the fourth quarter 2013, shipments increased 4% for high-value products, with nickel-based alloys and grain-oriented electrical steel products higher and titanium product shipments lower. Standard stainless (sheet and plate) products shipments were flat. First quarter 2014 Flat Rolled Products segment titanium shipments, including Uniti joint venture conversion, were 2.4 million pounds, a 14% decrease compared to the fourth quarter 2013, due to continued weak demand from global industrial markets. International sales represented almost 35% of total segment sales for the first quarter 2014.

First quarter 2014 compared to first quarter 2013

  Sales were $502.9 million, 10% lower than the prior year period, primarily due to lower raw material surcharges and reduced base-selling prices for most products. Shipments of high-value products increased 9% compared to the first quarter 2013, as shipments of our Precision Rolled Strip® and engineered strip products, nickel-based alloys and grain-oriented electrical steel increased. Shipments of standard stainless products decreased 5%. Average selling prices declined 15% for high-value products and 9% for standard stainless products. Flat Rolled Products segment shipment information is presented in the attached Selected Financial Data – Mill Products table.
  Segment operating results were a loss of $25.6 million, or (5.1%) of total sales, compared to a profit of $2.5 million, or 0.4% of total sales, in the first quarter 2013. The decrease in operating results was primarily due to lower shipment volumes, the impact of higher raw material costs not aligned with raw material surcharges, and lower base-selling prices for some products. First quarter 2014 segment operating results included $8.3 million of charges for the market-based valuation of industrial titanium products. Segment results also included $2.3 million of start-up costs for the HRPF.
  Results benefited from $16.2 million in gross cost reductions in the first quarter 2014.

Other Expenses

  Corporate expenses for the first quarter 2014 were $11.5 million, compared to $12.4 million in the year-ago period. The decrease in corporate expenses was primarily related to lower incentive compensation expenses associated with performance plans.
  Interest expense, net of interest income and capitalized interest, for the first quarter 2014 was $29.1 million, compared to $14.4 million in the first quarter 2013. The increase in interest expense was primarily due to reduced capitalized interest and higher debt levels.
  Capitalized interest on major strategic capital projects reduced interest expense by $2.3 million and $9.6 million for the 2014 and 2013 first quarters, respectively. Capitalized interest for both periods primarily related to the HRPF project.
  Other expenses for the first quarter 2014 totaled $5.0 million, compared to $3.4 million in the prior year period, both relating to closed operations.

Retirement Benefit Expense

  Retirement benefit expense, which includes pension expense and other postretirement expense, decreased to $23.9 million in the first quarter 2014, compared to $32.5 million in the first quarter 2013. The decrease was primarily due to the use of a higher discount rate to value retirement benefit obligations. Approximately 85% of 2014 retirement benefit expense is included in cost of sales, with the remainder included in selling and administrative expenses.

Income Taxes

  The first quarter 2014 benefit for income taxes on continuing operations was $10.0 million, or 38.5% of the pre-tax loss, compared to the first quarter 2013 provision for income taxes on continuing operations of $3.5 million, or 23.6% of income before tax. Income taxes in both periods include the effects of adjustments related to prior years’ and foreign taxes.

Cash Flow, Working Capital and Debt

  Cash on hand was $837.7 million at March 31, 2014, a decrease of $189.1 million from year-end 2013.
  Cash flow used in operations in the first quarter 2014 was $56.9 million, including a $68.5 million investment in managed working capital associated with increased business activity. The increase in managed working capital in 2014 resulted from an $84.1 million increase in inventory and a $29.4 million increase in accounts receivable, partially offset by a $45.0 million increase in accounts payable. At March 31, 2014, managed working capital was 35.6% of annualized sales, compared to 39.4% of annualized sales at year-end 2013. We define managed working capital as accounts receivable plus gross inventories less accounts payable.
  Cash used in investing activities was $108.9 million in 2014, and included $71.1 million for the acquisition of Dynamic Flowform Corp., and $39.6 million of capital expenditures, primarily related to the HRPF.
  Cash used in financing activities was $23.3 million in 2014 and consisted primarily of dividends paid to shareholders.
  Net debt as a percentage of total capitalization was 27.9% at March 31, 2014, compared to 24.1% at the end of 2013. Total debt to total capital was 40.4 % at March 31, 2014, compared to 40.2% at the end of 2013.
  There were no borrowings outstanding under ATI’s $400 million unsecured domestic credit facility, although a portion of the letters of credit capacity was utilized.

ATI will conduct a conference call with investors and analysts on Tuesday, April 22, 2014, at 8:30 a.m. ET to discuss the financial results. The conference call will be broadcast, and accompanying presentation slides will be available, at www.ATImetals.com. To access the broadcast, click on “Conference Call”. Replay of the conference call will be available on the ATI website.

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements in this news release relate to future events and expectations and, as such, constitute forward-looking statements. Forward-looking statements include those containing such words as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions. Forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control, that may cause our actual results, performance or achievements to differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: (a) material adverse changes in economic or industry conditions generally, including global supply and demand conditions and prices for our specialty metals; (b) material adverse changes in the markets we serve, including the aerospace and defense, electrical energy, oil and gas/chemical process industry, medical, automotive, construction and mining, and other markets; (c) our inability to achieve the level of cost savings, productivity improvements, synergies, growth or other benefits anticipated by management from strategic investments and the integration of acquired businesses, whether due to significant increases in energy, raw materials or employee benefits costs, project cost overruns or unanticipated costs and expenses, or other factors; (d) volatility of prices and availability of supply of the raw materials that are critical to the manufacture of our products; (e) declines in the value of our defined benefit pension plan assets or unfavorable changes in laws or regulations that govern pension plan funding; (f) significant legal proceedings or investigations adverse to us; and (g) other risk factors summarized in our Annual Report on Form 10-K for the year ended December 31, 2013, and in other reports filed with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

Building the World’s Best Specialty Materials Company™

Allegheny Technologies Incorporated is one of the largest and most diversified specialty materials and components producers in the world with revenues of approximately $3.9 billion for the last twelve months. ATI has approximately 9,500 full-time employees world-wide who use innovative technologies to offer global markets a wide range of specialty materials solutions. Our major markets are aerospace and defense, oil and gas/chemical process industry, electrical energy, medical, automotive, food equipment and appliance, and construction and mining. The ATI website is www.ATImetals.com.

Allegheny Technologies Incorporated and Subsidiaries
Consolidated Statements of Operations
(Unaudited, dollars in millions, except per share amounts)

	Three Months Ended
	Mar. 31	Dec. 31	Mar. 31
	2014	2013	2013

Sales	$987.3	$915.3	$1,099.0
Costs and expenses:
Cost of sales	917.1	904.0	998.5
Selling and administrative expenses	67.7	66.3	72.4
Restructuring costs	-	67.5	-
Income (loss) before interest, other income and income taxes	2.5	(122.5)	28.1
Interest expense, net	(29.1)	(18.7)	(14.4)
Other income, net	0.6	0.4	1.1
Income (loss) from continuing operations before income taxes	(26.0)	(140.8)	14.8
Income tax provision (benefit)	(10.0)	(59.2)	3.5
Income (loss) from continuing operations	(16.0)	(81.6)	11.3
Income (loss) from discontinued operations, net of tax	(1.9)	257.2	0.3
Net income (loss)	$(17.9)	$175.6	$11.6
Less: Net income attributable to noncontrolling interests	2.1	2.2	1.6
Net income (loss) attributable to ATI	$(20.0)	$173.4	$10.0

Basic net income (loss) per common share
Continuing operations attributable to ATI per common share	$(0.17)	$(0.79)	$0.09
Discontinued operations attributable to ATI per common share	(0.02)	2.41	-
Basic net income (loss) attributable to ATI per common share	$(0.19)	$1.62	$0.09

Diluted net income (loss) per common share
Continuing operations attributable to ATI per common share	$(0.17)	$(0.79)	$0.09
Discontinued operations attributable to ATI per common share	(0.02)	2.41	-
Diluted net income (loss) attributable to ATI per common share	$(0.19)	$1.62	$0.09

Amounts attributable to ATI common stockholders
Income (loss) from continuing operations, net of tax	$(18.1)	$(83.8)	$9.7
Income (loss) from discontinued operations, net of tax	(1.9)	257.2	0.3
Net income (loss)	$(20.0)	$173.4	$10.0

Weighted average common shares outstanding -- basic (millions)	107.0	106.8	106.6
Weighted average common shares outstanding -- diluted (millions)	107.0	106.8	107.1
Actual common shares outstanding-- end of period (millions)	108.6	108.0	108.0

Allegheny Technologies Incorporated and Subsidiaries
Sales and Operating Profit by Business Segment
(Unaudited - Dollars in millions)

	Three Months Ended
	Mar. 31	Dec. 31	Mar. 31
	2014	2013	2013
Sales:
High Performance Materials & Components	$484.4	$436.7	$540.1
Flat Rolled Products	502.9	478.6	558.9

Total External Sales	$987.3	$915.3	$1,099.0

Operating Profit (Loss):

High Performance Materials & Components	$69.1	$17.1	$75.0
% of Sales	14.3%	3.9%	13.9%

Flat Rolled Products	(25.6)	(28.0)	2.5
% of Sales	-5.1%	-5.9%	0.4%

Operating Profit (Loss):	43.5	(10.9)	77.5
% of Sales	4.4%	-1.2%	7.1%

Corporate expenses	(11.5)	(10.7)	(12.4)

Interest expense, net	(29.1)	(18.7)	(14.4)

Restructuring costs	-	(67.5)	-

Closed company and other expenses	(5.0)	(3.2)	(3.4)

Retirement benefit expense	(23.9)	(29.8)	(32.5)

Income (loss) from continuing operations before income taxes	$(26.0)	$(140.8)	$14.8

Allegheny Technologies Incorporated and Subsidiaries
Condensed Consolidated Balance Sheets
(Current period unaudited--Dollars in millions)

	March 31,	December 31,
	2014	2013
ASSETS

Current Assets:
Cash and cash equivalents	$837.7	$1,026.8
Accounts receivable, net of allowances for doubtful accounts of $5.1 and $5.3 at March 31, 2014 and December 31, 2013, respectively	557.5	528.2
Inventories, net	1,408.5	1,322.1
Prepaid expenses and other current assets	86.9	67.6
Current assets of discontinued operations	5.1	6.1
Total Current Assets	2,895.7	2,950.8

Property, plant and equipment, net	2,889.3	2,874.1
Cost in excess of net assets acquired	775.5	727.9
Other assets	353.6	342.0
Noncurrent assets of discontinued operations	3.4	3.7

Total Assets	$6,917.5	$6,898.5

LIABILITIES AND EQUITY

Current Liabilities:
Accounts payable	$518.2	$471.8
Accrued liabilities	294.9	310.9
Deferred income taxes	15.7	3.5
Short term debt and current portion of long-term debt	420.0	419.9
Current liabilities of discontinued operations	4.9	4.9
Total Current Liabilities	1,253.7	1,211.0

Long-term debt	1,526.8	1,527.4
Accrued postretirement benefits	432.7	442.4
Pension liabilities	361.8	368.2
Deferred income taxes	214.6	206.6
Other long-term liabilities	148.6	148.2
Total Liabilities	3,938.2	3,903.8

Redeemable noncontrolling interest	12.2	-

Total ATI stockholders' equity	2,866.3	2,894.2
Noncontrolling interests	100.8	100.5
Total Equity	2,967.1	2,994.7

Total Liabilities and Equity	$6,917.5	$6,898.5

Allegheny Technologies Incorporated and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited - Dollars in millions)
	Three Months Ended
	March 31
	2014	2013

Operating Activities:

Net income (loss)	$(17.9)	$11.6

Depreciation and amortization	44.0	48.5
Deferred taxes	(1.7)	36.0
Change in managed working capital	(68.5)	(84.4)
Change in retirement benefits	4.2	16.6
Accrued liabilities and other	(17.0)	(85.7)
Cash used in operating activities	(56.9)	(57.4)
Investing Activities:
Purchases of property, plant and equipment	(39.6)	(86.9)
Purchase of business, net of cash acquired	(71.1)	-
Asset disposals and other	1.8	0.7
Cash used in investing activities	(108.9)	(86.2)
Financing Activities:
Payments on long-term debt and capital leases	(0.1)	(0.1)
Dividends paid to shareholders	(19.3)	(19.2)
Taxes on share-based compensation and other	(3.9)	(3.7)
Cash used in financing activities	(23.3)	(23.0)
Decrease in cash and cash equivalents	(189.1)	(166.6)
Cash and cash equivalents at beginning of period	1,026.8	304.6
Cash and cash equivalents at end of period	$837.7	$138.0

Allegheny Technologies Incorporated and Subsidiaries
Selected Financial Data - Mill Products
(Unaudited)

	Three Months Ended
	Mar. 31	Dec. 31	Mar. 31
	2014	2013	2013
Shipment Volume:

Flat Rolled Products (000's lbs.)
High value	122,769	117,918	113,023
Standard	165,401	165,331	173,818
Flat Rolled Products total	288,170	283,249	286,841

Average Selling Prices:

Flat Rolled Products (per lb.)
High value	$2.38	$2.39	$2.80
Standard	$1.25	$1.17	$1.38
Flat Rolled Products combined average	$1.73	$1.68	$1.94

Allegheny Technologies Incorporated and Subsidiaries
Computation of Basic and Diluted Earnings Per Share Attributable to ATI
(Unaudited, in millions, except per share amounts)

	Three Months Ended
	Mar. 31	Dec. 31	Mar. 31
	2014	2013	2013
Continuing operations:
Numerator for Basic net income (loss) per common share -
Income (loss) from continuing operations attributable to ATI	$(18.1)	$(83.8)	$9.7
Effect of dilutive securities:
4.25% Convertible Notes due 2014	-	-	-
Numerator for Dilutive net income (loss) per common share -
Income (loss) from continuing operations attributable
to ATI after assumed conversions	$(18.1)	$(83.8)	$9.7

Denominator for Basic net income (loss) per common share -
Weighted average shares outstanding	107.0	106.8	106.6
Effect of dilutive securities:
Share-based compensation	-	-	0.5
4.25% Convertible Notes due 2014	-	-	-
Denominator for Diluted net income (loss) per common share -
Adjusted weighted average assuming conversions	107.0	106.8	107.1

Basic income (loss) from continuing operations attributable to ATI per common share	$(0.17)	$(0.79)	$0.09

Diluted income (loss) from continuing operations attributable to ATI per common share	$(0.17)	$(0.79)	$0.09

Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Managed Working Capital
(Unaudited - Dollars in millions)

	March 31,	December 31,
	2014	2013

Accounts receivable	$557.5	$528.2
Inventory	1,408.5	1,322.1
Accounts payable	(518.2)	(471.8)
Subtotal	1,447.8	1,378.5

Allowance for doubtful accounts	5.1	5.3
LIFO reserve	(20.4)	(29.4)
Inventory reserves	73.7	84.3
Corporate and other	4.7	2.7
Managed working capital of discontinued operations	4.1	5.1
Managed working capital	$1,515.0	$1,446.5

Annualized prior 2 months sales	$4,259.9	$3,675.0

Managed working capital as a % of annualized sales	35.6%	39.4%

March 31, 2014 change in managed working capital	$68.5

As part of managing the liquidity in our business, we focus on controlling managed working capital, which is defined as gross accounts receivable and gross inventories, less accounts payable. In measuring performance in controlling this managed working capital, we exclude the effects of LIFO and other inventory valuation reserves and reserves for uncollectible accounts receivable which, due to their nature, are managed separately.

Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Debt to Capital
(Unaudited - Dollars in millions)

	March 31,	December 31,
	2014	2013

Total debt	$1,946.8	$1,947.3
Less: Cash	(837.7)	(1,026.8)
Net debt	$1,109.1	$920.5

Net debt	$1,109.1	$920.5
Total ATI stockholders' equity	2,866.3	2,894.2
Net ATI capital	$3,975.4	$3,814.7

Net debt to ATI capital	27.9%	24.1%

Total debt	$1,946.8	$1,947.3
Total ATI stockholders' equity	2,866.3	2,894.2
Total ATI capital	$4,813.1	$4,841.5

Total debt to total ATI capital	40.4%	40.2%

In managing the overall capital structure of the Company, some of the measures that we focus on are net debt to net capitalization, which is the percentage of debt, net of cash that may be available to reduce borrowings, to the total invested and borrowed capital of ATI (excluding noncontrolling interest), and total debt to total ATI capitalization, which excludes cash balances.

CONTACT:
Allegheny Technologies Incorporated
Patrick J. DeCourcy, 412-395-3057
Michael K. Logan, 412-395-3057